Filed pursuant to Rule 424 (B) (3)

SEC File No. 333-118669

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus Dated September 10, 2004)

$75,000,000

(AGGREGATE PRINCIPAL AMOUNT)

3.25% CONVERTIBLE SENIOR NOTES DUE 2024 AND

THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements our prospectus dated September 10, 2004 relating to the resale from time to time by selling securityholders of our 3.25% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended March 30, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The table captioned “Selling Securityholders” commencing on page 40 of the prospectus is hereby amended to reflect the following additions:

Name	Principal amount at maturity of notes beneficially owned and offered ($)	Percentage of Notes outstanding	Number of shares of common stock beneficially owned and offered
The Gabelli Convertible and Income Securities Fund Inc. +	$1,550,000	2.07%	59,799
The Gabelli Dividend and Income Trust +	$1,000,000	1.33	38,580
The Gabelli Global Utility & Income Trust +	$200,000	*	7,716

+ Affiliate of broker-dealer
* Less than 1%

The table captioned “Voting/Investment Control” commencing on page 41 of the prospectus is hereby amended to reflect the following additions:

Selling Securityholder	Natural person or persons with voting or dispositive power
The Gabelli Convertible and Income Securities Fund Inc.	Mario J. Gabelli
The Gabelli Dividend and Income Trust	Mario J. Gabelli
The Gabelli Global Utility & Income Trust	Mario J. Gabelli

The date of this prospectus supplement is September 5, 2007